Exhibit 3.39

CHERRY HILL SAND & GRAVEL COMPANY, INC.

ARTICLES OF AMENDMENT

                CHERRY HILL, SAND & GRAVEL COMPANY, INC., a Maryland corporation, having its principal office in Jessup, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                                FIRST: The charter of the Corporation is hereby amended by striking in its entirety Article SECOND and by inserting in lieu thereof the following:

                                “SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is

CHERRY HILL CONSTRUCTION, INC.”

                                SECOND: The Board of Directors of the Corporation duly advised the foregoing amendment by unanimous written consent On November 26, 1984. The stockholders of the Corporation approved the foregoing amendment by unanimous written consent on November 26, 1984.

                                IN WITNESS WHEREOF, CHERRY HILL SAND & GRAVEL COMPANY, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on November 26, 1984.

CHERRY HILL SAND & GRAVEL
ATTEST:	COMPANY, INC.

/s/Janet M. Vernon	By:	/s/James A. Openshaw
Janet M. Vernon, Secretary		James A. Openshaw, Jr., President

                                The Undersigned, president of CHERRY HILL SAND & GRAVEL COMPANY, INC., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

CHERRY HILL SAND & GRAVEL
COMPANY, INC.

By:	/s/James A. Openshaw
James A. Openshaw, Jr., President